The Board of Directors
Melamine Chemicals, Inc.

We consent to incorporation by reference in the registration statement (No. 33-20502) on Form S-8 of Melamine Chemicals, Inc. of our report dated July 30, 1997 relating to the consolidated balance sheets of Melamine Chemicals, Inc. as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-K of Melamine Chemicals, Inc.


/s/  KPMG PEAT MARWICK LLP
--------------------------
KPMG PEAT MARWICK LLP

Baton Rouge, Louisiana
September 22, 1997